Exhibit 10.34

Right of First Refusal

Agreement

between

WARNER CHILCOTT COMPANY, INC., of P.O. Box 1005, Fajardo, Puerto Rico, 00738 (“WCCI”)

and

LEO PHARMA A/S, of Industriparken 55, DK-2750 Ballerup, Denmark (“LEO”)

(collectively, the “Parties” and individually a “Party”).

Capitalized terms not otherwise defined herein shall have the meanings set forth in Article 1 of this Right of First Refusal Agreement (this “Agreement”).

WHEREAS the Parties are interested in collaborating on the development and marketing of certain products in the Territory,

WHEREAS the Parties have entered into a series of inter-related agreements relating to D/DC Products, and

WHEREAS LEO wishes to offer a first right of refusal with respect to the Non D/DC Derm Products to WCCI.

NOW THEREFORE the Parties hereby agree as follows:

Article 1

Definitions

1.1	“Confidential Information” shall have the meaning ascribed to it in the Confidentiality Agreement.

1.2	“Confidentiality Agreement” shall mean the Confidentiality Agreement dated as of 4 July 2005 between the Parties.

1.3	“DC Agreement” shall mean the License, Supply and Development Agreement dated as of even date herewith between the Parties relating to certain D/DC Products (as defined below), as may be amended from time to time.

1.4	“D/DC Products” shall mean (i) the pharmaceutical formulations containing calcipotriol (calcipotriene) as the only active pharmaceutical ingredient (including Dovonex® ointment, cream and scalp solution) and any other such formulations and (ii) the pharmaceutical formulations containing calcipotriol (calcipotriene) and steroid including Dovobet® ointment, LEO 80185, LEO 80190 and any other such formulations, in each case, in any form including, but not limited to, an ointment, cream, gel, solution, foam, mousse or liquid, whether such formulation has been developed, is being developed or may be developed in the future.

1.5	“Master Agreement” shall mean the Master Agreement dated as of 1 April 2003 between GALEN (CHEMICALS) LIMITED and LEO, as amended by WCCI and LEO on the date hereof and as may be amended from time to time hereafter (with the consent of LEO GALEN has assigned its rights and obligations under the Master Agreement to its affiliate, WCCI).

1.6	“Non D/DC Derm Product” shall mean products that are developed (i) by LEO or (ii) by a third party and licensed to LEO, in each case, principally for the treatment or prevention of dermatological diseases (developed as a separate product for the treatment or prevention of dermatological diseases, i.e. with its own NDA or supplement to an NDA, dosage regimen, packaging and tradename), other than D/DC Products.

1.7	“Territory” shall mean the United States of America, the District of Columbia, its territories and current possessions.

1.8	“Territory Product” shall mean any Non D/DC Derm Product developed for distribution and sale solely within the Territory.

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Article 2

Right of First Refusal to products that are developed by LEO principally for the treatment or prevention of dermatological diseases

2.1	LEO will notify WCCI and provide all relevant information and data relating to Non D/DC Derm Products to WCCI after LEO has completed the end of Phase II trial (proof of concept); provided that for any Territory Product, LEO may notify WCCI at any time prior to the end of Phase II trial (proof of concept) for such product. With respect to products in-licensed by LEO from a third party, LEO will in good faith use commercially reasonable efforts to obtain the right to sublicense such products to WCCI in the Territory. In the event that LEO is unable to obtain a license for such in-licensed product in the Territory or LEO is unable to obtain the right to sublicense such in-licensed product to WCCI, LEO will not be obligated to offer a license to WCCI.

2.2	Within sixty (60) days after receipt of such notice and information, WCCI may elect to make an offer to license, on an exclusive basis (subject to Article 3), such Non D/DC Derm Product in the Territory, by notifying LEO. If WCCI elects not to make such an offer, LEO is free to offer such product to any third party at any time and shall have no obligations towards WCCI with regard to such product. If WCCI elects to make an offer by notifying LEO, WCCI and LEO shall exclusively negotiate in good faith the terms of a written agreement for the license of the product. If the parties cannot agree on mutually acceptable terms within sixty (60) days of such offer, LEO may solicit offers from other parties.

2.3	Subject to Article 2.2, if LEO receives a written bona fide offer from an unaffiliated third party (a “Bona Fide Offer”) that is more favorable than WCCI’s offer, LEO shall notify WCCI of such offer within five (5) business days after receipt of such offer. Within ten (10) business days after WCCI is notified of the Bona Fide Offer, WCCI and LEO shall refer WCCI’s offer and the Bona Fide Offer to an independent third party valuation specialist (such as a reputable investment bank) mutually acceptable to WCCI and LEO (the “Valuation Specialist”). Concurrently with delivery of the offers to the Valuation Specialist, LEO shall provide the Valuation Specialist with a calculation of projected net sales, based on LEO’s forecast of the unit sales, projected gross invoice price, and projected returns, allowances and other standard adjustments, of the product that is the subject of the offers (the “Forecast”). The Valuation Specialist shall make a determination of the net present value to LEO of WCCI’s offer and the Bona Fide Offer based on a discounted cashflow analysis within 15 days after its engagement by WCCI and LEO; provided that, for WCCI’s Offer and the Bona Fide Offer, the Valuation Specialist shall assume (i) the net sales and components of its calculation set forth in the Forecast (to be applied equally to WCCI’s offer and the Bona Fide Offer), and (ii) such other matters as the Parties and such Valuation Specialist deem relevant. Such determination of the net present values (the “Valuation Report”) shall be delivered in writing to WCCI and LEO within such 15 day period and shall be final and binding on, and nonappealable by, WCCI and LEO, it being understood that the Valuation Report shall contain no information with respect to the identity of the third party making the Bona Fide Offer or the terms of the Bona Fide Offer other than the net present value of

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such offer. WCCI and LEO shall each pay one-half the costs incurred in connection with the engagement of the Valuation Specialist under this Article 2. The cash-flows shall be discounted with an interest rate of 10% p.a. Within thirty (30) days after receipt of the Valuation Report, WCCI shall have the right to make an offer having the same net present value as the Bona Fide Offer (a “Matching Offer”) and LEO shall accept WCCI’s offer. If WCCI does not make a Matching Offer, LEO is free to accept the Bona Fide Offer and, subject to Article 2.5, shall have no obligations towards WCCI with regard to such product. If WCCI makes a Matching Offer, WCCI and LEO shall exclusively negotiate in good faith the terms of a written agreement for the license of the product for a period of ninety (90) days from the date of WCCI’s Matching Offer.

2.4	If after expiration of the ninety (90) day negotiation period, despite good faith negotiations, WCCI and LEO have not entered into final written agreement(s), LEO shall have the right, subject to Article 2.5, at any time thereafter to sell or license the product to any third party.

2.5	In the event that (a) WCCI does not make a Matching Offer or (b) WCCI and LEO have not entered into final written agreements for a Non D/DC Derm Product within 90 days as set forth in Article 2.4, prior to entering into any definitive written agreement with any third party for the sale or license of such product, LEO shall cause the Valuation Specialist to provide WCCI with the final net present value (calculated in accordance with the cash flow analysis procedures set forth in Article 2.3) of any such sale or license to a third party. In no such event shall LEO sell or license such product to any third party on terms and conditions that have a net present value that is less than the net present value of the last offer made by WCCI to LEO in writing.

2.6	With respect to the foregoing, LEO shall act in good faith when determining whether a product is developed “principally for the treatment or prevention of dermatological diseases.” For example, WCCI should be permitted to offer to license from LEO the product LEO 15520 for its dermatological use if such compound is developed as a separate product for psoriasis, i.e. with its own NDA or supplement to an NDA, dosage regimen, packaging and tradename.

2.7	If WCCI is notified prior to the end of Phase II trial (proof of concept) with respect to a Territory Product, WCCI may elect to negotiate an agreement for LEO to complete a Phase I trial or Phase II trial, as the case may be, and shall have an exclusive option to license such product until Phase II (proof of concept) is complete, or earlier. Once Phase II (proof of concept) is complete, the procedures set forth in Articles 2.1 – 2.5 above with respect to negotiation of a license agreement shall apply. If upon receipt of a notice from LEO, WCCI elects not to negotiate a development or option agreement, LEO is free to offer such product to any third party at any time and shall have no further obligations towards WCCI with regard to such product.

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2.8	The right of first refusal described herein does not apply to the product referred to as “TD 1414” as this product has already been offered to WCCI and WCCI has decided not to acquire any rights to this product. For the avoidance of doubt LEO is free to offer this product to any third party at any time on any conditions and WCCI shall have no rights regarding this product.

2.9	If WCCI is in material breach of any material agreement in force between WCCI and LEO at the time WCCI wishes to exercise any rights described herein, and such breach has continued uncured for a period of sixty (60) days following receipt by WCCI of notice of such breach from LEO, WCCI shall not have the right to exercise any such rights.

Article 3

Co-promotion

3.1	If a Non D/DC Derm Product is licensed to WCCI, LEO may make a request to co-promote the product in the Territory through a company owned or controlled by LEO in the Territory. Upon such request, WCCI and LEO shall meet in good faith to discuss a possible co-promotion arrangement regarding the licensed product; provided that if LEO is permitted to co-promote the product, WCCI shall book the sales with respect to such product. The terms of any co-promotion arrangement shall be mutually agreed by the Parties.

Article 4

Development activities

4.1	LEO shall use commercially reasonable efforts to perform its development activities regarding the Non D/DC Derm Products in good faith as promptly as practicable and in no event shall LEO delay the development of a Non D/DC Derm Product for the purpose of preventing WCCI from exercising its rights hereunder.

4.2	The Parties shall from time to time and at least on a semi-annual basis meet and review the development efforts and plans with respect to such Non D/DC Derm Products. During such meetings (and at such other times as LEO determines in good faith is necessary or appropriate), LEO shall update WCCI regarding the status of its efforts to obtain sublicensing rights with respect to Non D/DC Derm Products that are or may be in-licensed by LEO from a third party. The Parties shall discuss such efforts in good faith, including the economic feasibility of such licenses/sublicenses in the Territory.

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Article 5

Confidentiality

5.1	The confidentiality provisions of the Confidentiality Agreement (excluding Article 9 of the Confidentiality Agreement – Governing Law and Venue) are hereby incorporated by reference in this Agreement and are hereby deemed to be part of this Agreement. Notwithstanding anything to the contrary set forth in the Confidentiality Agreement, WCCI and its affiliates may disclose Confidential Information (as defined in the Confidentiality Agreement) relating to this Agreement, including without limitation the existence and terms of this Agreement (i) in a filing with the United States Securities and Exchange Commission (the “SEC”) or any securities exchange if such disclosure is required pursuant to applicable law or regulation, (ii) to any third party if such Confidential Information is part of a report of the information that would be required to be contained in a report on Form 8-K, a quarterly report on Form 10-Q or an annual report on Form 10-K if WCCI were required to file such form with the SEC, or (iii) to a third party on a confidential basis if such disclosure is otherwise required pursuant to (x) the Credit Agreement dated as of January 18, 2005 among Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries, Credit Suisse First Boston and the other lenders party thereto or (y) the Indenture dated as of January 18, 2005 between Warner Chilcott Corporation and Wells Fargo Bank, National Association; provided that WCCI shall provide LEO with a copy of the Confidential Information relating to this Agreement that will be disclosed in advance of such disclosure (other than this Agreement itself).

5.2	For the avoidance of doubt also the existence and terms of this Agreement are regarded as Confidential Information.

Article 6

Term and termination

6.1	This Agreement shall become effective when signed by both Parties provided that the Master Agreement shall not have been terminated and the agreements mentioned in Article 7.1 of the addendum to the Master Agreement are executed by the Parties on the date hereof.

6.2	This Agreement shall continue in full force and effect as provided herein, unless modified or terminated in accordance with any of the provisions hereof, until the earlier of (i) the expiration or termination of the Master Agreement and (ii) 31 December 2010.

6.3	In the event that one of the Parties hereto materially defaults or breaches any of the provisions of this Agreement, the other Party shall have the right to terminate this Agreement upon sixty (60) days’ written notice, provided, however, that if the Party in default within the sixty day period referred to, remedies the said default or breach, this Agreement shall continue in full force and effect.

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6.4	In the event that one of the Parties hereto enters into liquidation whether compulsorily or voluntarily (otherwise than for the purposes of amalgamation or reconstruction), compounds with its creditors, has a receiver or manager appointed in respect of all or any part of its assets, or is the subject of an application for an administration order or undergoes any analogous or similar act or proceeding under the laws of any other jurisdiction in consequence of debt the other Party shall have the right to terminate this Agreement with immediate effect by written notice.

Article 7

Assignability

7.1	This Agreement shall be binding upon, and shall inure to the benefit of successors of the Parties hereto, or to any assignee of all of the goodwill and entire business assets of a Party hereto relating to pharmaceuticals, but shall not otherwise be assignable without the prior written consent of the other Party.

Article 8

Amendment of Agreement; Waiver; Severability

8.1	This Agreement shall not be changed or modified orally.

8.2	Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

8.3	If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, the Parties will add as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

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Article 9

Status of prior agreements

9.1	This Agreement constitutes the entire agreement between the Parties hereto with respect to the within subject matter and supersedes all previous agreements, whether written or oral.

Article 10

Force Majeure

10.1	The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected, not due to malfeasance, and which could not with the exercise of due diligence have been avoided (“Force Majeure”) including, but not limited to, fire, accident, labor difficulty, strike, riot, civil commotion, act of God, delay or errors by shipping companies or change in Law shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance during the continuation of Force Majeure. The Party prevented from performing its obligations or duties because of Force Majeure shall promptly notify the other Party hereto (the “Other Party”) of the occurrence and particulars of such Force Majeure and shall provide the Other Party, from time to time, with its best estimate of the duration of such Force Majeure and with notice of the termination thereof. The Party so affected shall use its best efforts to remove or ameliorate such causes of non-performance. Upon termination of Force Majeure, the performance of any suspended obligation or duty shall promptly recommence. Neither Party shall be liable to the Other Party for any direct, indirect, consequential, incidental, special, punitive or exemplary damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of Force Majeure. In the event that Force Majeure has occurred and is continuing for a period of at least six (6) months, the Other Party shall have the right to terminate this Agreement upon thirty (30) days’ notice.

Article 11

Partnership/Agency; Third Parties

11.1	None of the provisions of this Agreement shall be deemed to constitute the relationship of partnership or agency between the Parties, and neither Party shall have any authority to bind the other Party in any way except as provided in this Agreement.

11.2	The Parties agree that no third party which is not a party to this Agreement is intended to benefit from or shall have any right to enforce any provision of this Agreement.

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Article 12

Governing Law

12.1	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

12.2	Each Party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party further agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Article 12. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.3	Each Party hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.

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Article 13

Notices

13.1	Any notice hereunder shall be deemed to be sufficiently given if sent by registered mail or by fax followed by mail to:

In the case of WCCI:

WARNER CHILCOTT COMPANY, INC.

Att. Director, Business Management

P.O. Box 1005

Fajardo, Puerto Rico 00738

Fax: + 1 787 863 5355

With a copy to:

Senior Vice President and General Counsel

Warner Chilcott

100 Enterprise Drive

Rockaway, New Jersey 07866

Fax: + 1 973 442 3310

In the case of LEO:

LEO Pharma A/S

Att. CEO, President

Industriparken 55

DK-2750 Ballerup

Denmark

Fax: + 45 72 26 32 95

or such other address as the receiver shall have last furnished to the sender.

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IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed in duplicate by their authorised officers as of the date last below written.

WARNER CHILCOTT COMPANY, INC.		LEO PHARMA A/S

/s/ Max Torres		/s/ Ernst Lunding
Name:	Max Torres	Name:	Ernst Lunding
Title:	Director, Business Management	Title:	President, CEO

Date:	14 September 2005	Date:	14 September 2005

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